As filed with the Securities and Exchange Commission on November 18, 2013

Registration No. 333-172622

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAYFLOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	20-8448499
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 South Main Street

Middleboro Massachusetts 02346

(508) 947-4343

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mayflower Bancorp, Inc. 2010 Equity Incentive Plan

(Full titles of the plans)

Edward M. Pratt

President and Chief Executive Officer

Mayflower Bancorp, Inc.

30 South Main Street

Middleboro Massachusetts 02346

(508) 947-4343

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

Registration Statement No. 333-172622 registering 156,475 shares of Mayflower Bancorp Common Stock in connection with the Mayflower Bancorp, Inc. 2010 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of May 14, 2013, by and among Independent Bank Corp. and Mayflower Bancorp, Inc. (the “Merger Agreement”), Mayflower Bancorp merged with and into Independent Bank Corp. with Mayflower Bancorp ceasing to exist and Independent Bank Corp. continuing as the surviving corporation. The merger became effective at 11:59 p.m. on November 15, 2013.

Upon the closing of the merger, each share of Mayflower Bancorp common stock, other than shares held by Independent Bank Corp., will convert into the right to receive either (i) $17.50 in cash or (ii) 0.565 shares of Independent Bank Corp. common stock. Under the Merger Agreement 30% of the shares of Mayflower Bancorp, Inc.’s common stock outstanding immediately prior to the effective time of the merger will be exchanged for cash, and 70% of such outstanding shares of Mayflower Bancorp, Inc. common stock will be exchanged for shares of Independent Bank Corp. common stock. Shares of Mayflower Bancorp Common Stock are no longer quoted on the Nasdaq Stock Market.

As a result of the merger, Mayflower Bancorp has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by Mayflower Bancorp in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, Mayflower Bancorp hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of Mayflower Bancorp Common Stock originally reserved for issuance under the plans covered by the Registration Statement and registered under the Registration Statement, which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Mayflower Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Middleboro, Commonwealth of Massachusetts, on this 15th day of November, 2013.

MAYFLOWER BANCORP, INC.

By:	/s/ Edward M. Pratt
Edward M. Pratt
President and Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Edward M. Pratt Edward M. Pratt	President, Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2013

* Maria Vafiades	Chief Financial Officer (Principal Accounting Officer)	November 15, 2013

Richard Amicucci	Director

* E. Bradford Buttner	Director	November 15, 2013

* Charles N. Decas	Director	November 15, 2013

Anthi Frangiadis	Director

* William H. Fuller	Director	November 15, 2013

* Diane A. Maddigan	Director	November 15, 2013

Edward J. Medeiros	Director

* David R. Smith	Director	November 15, 2013

* Geoffrey T. Stewart	Director	November 15, 2013

*	Pursuant to the Powers of Attorney filed with the initial Form S-8 filed with the Securities and Exchange Commission on March 4, 2011.

/s/ Edward M. Pratt	President, Chief Executive Officer	November 15, 2013
Edward M. Pratt	and Director